 This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                               Filed pursuant to Rule 424 (b)(5)
                                                      Registration No. 333-53326

                SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2002

     PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 22, 2001

                                  $200,000,000

                                     [LOGO]

                          % Senior Notes Due October 1, 2012

                                   ---------

    We will pay interest on the notes each April 1 and October 1. The first interest payment will be made on April 1, 2003.

    We may redeem the notes at any time, in whole or in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption, plus a specified "make-whole" premium.

    The notes will be senior unsecured obligations of SEACOR and will rank equally with all of our other senior unsecured indebtedness.

    Investing in the notes involves risks. See "Risk Factors Relating to the Notes" on page S-7.

                                                                               Underwriting
                                                            Price to           Discounts and         Proceeds to
                                                           Public (1)           Commissions          SEACOR (1)
                                                       -------------------  -------------------  -------------------
Per Note.............................................           %                    %                    %
Total................................................           $                    $                    $

(1) Plus accrued interest, if any, from              , 2002.

    Delivery of the notes in book-entry form only will be made on or about
           , 2002.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 Morgan Stanley

           The date of this prospectus supplement is              , 2002.

                                 --------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                          PAGE
                                        --------
ABOUT THIS PROSPECTUS SUPPLEMENT......     S-2
SUMMARY...............................     S-3
RISK FACTORS RELATING TO THE NOTES....     S-7
USE OF PROCEEDS.......................     S-9
CAPITALIZATION........................     S-9
DESCRIPTION OF NOTES..................    S-10

                                          PAGE
                                        --------

CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS..................    S-20
UNDERWRITING..........................    S-24
NOTICE TO CANADIAN RESIDENTS..........    S-25
LEGAL MATTERS.........................    S-26
EXPERTS...............................    S-26
CHANGE OF AUDITORS....................    S-26

                                   PROSPECTUS

                                          PAGE
                                        --------
ABOUT THIS PROSPECTUS.................      3
ABOUT SEACOR SMIT INC.................      3
WHERE YOU CAN FIND MORE INFORMATION...      3
INCORPORATION OF DOCUMENTS BY
  REFERENCE...........................      3
FORWARD-LOOKING STATEMENTS............      4
USE OF PROCEEDS.......................      4

                                          PAGE
                                        --------

RATIO OF EARNINGS TO FIXED CHARGES....      4
RISK FACTORS..........................      4
DESCRIPTION OF SECURITIES.............      5
DESCRIPTION OF CAPITAL STOCK..........      5
DESCRIPTION OF DEBT SECURITIES........      8
PLAN OF DISTRIBUTION..................     15
LEGAL MATTERS.........................     15
EXPERTS...............................     15

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this notes offering. The second part, the accompanying prospectus, dated January 22, 2001, gives more general information, some of which may not apply to this offering. Both this prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission that utilizes a "shelf" registration process. Under the shelf registration process, we may sell any securities described in the accompanying prospectus up to a total dollar amount of gross proceeds of $200,000,000, of which this offering is a part. Both this prospectus supplement and the accompanying prospectus include important information about us, the notes being offered and other information you should know before investing in the notes.

    This prospectus supplement supplements, updates and may change information contained in the accompanying prospectus and the information incorporated by reference into the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or the information incorporated by reference into the accompanying prospectus, the statements made in the accompanying prospectus or the information incorporated by reference into the accompanying prospectus are deemed to be modified or superseded by the statements made in this prospectus supplement.

    This prospectus supplement contains forward-looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements, see "Forward-Looking Statements" and "Quantitative and Qualitative Disclosures About Market Risk" in our Annual Report on Form 10-K for the year ended December 31, 2001, our Quarterly Reports on Form 10-Q for each of the quarters ended
March 31 and June 30, 2002, and our Quarterly Reports on Form 8-K, filed
May 16, July 1 and July 2, 2002, each of which is incorporated by reference into the accompanying prospectus and this prospectus supplement.

                                    SUMMARY

    THE FOLLOWING SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE, BEFORE MAKING AN INVESTMENT DECISION. WHEN USED IN THIS PROSPECTUS SUPPLEMENT, THE TERMS "SEACOR," "WE," "OUR" AND "US" REFER TO SEACOR SMIT INC. AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS OTHERWISE SPECIFIED.

                                  OUR BUSINESS

    We are the world's second-largest provider of offshore marine services to the oil and gas exploration and production industry. As of June 30, 2002, we owned and operated 306 vessels in nearly all of the significant international supply vessel markets, operating directly or through joint ventures in more than 25 countries. Our other business activities include environmental services and inland river operations.

    Our offshore marine service business is primarily dedicated to operating a diversified fleet of offshore support vessels that service offshore oil and gas exploration and production facilities mainly in the U.S. Gulf of Mexico, the North Sea, Latin America, West Africa and Asia. Our vessels deliver cargo and personnel to offshore installations, handle anchors for drilling rigs and other marine equipment, support offshore construction and maintenance work and provide standby safety support and oil spill response services. From time to time, vessels service special projects, such as well stimulation, seismic data gathering, salvage and freight hauling. In addition to vessel services, our offshore marine service business offers logistics services, which include shorebase, marine transport and other supply chain management services also in support of offshore oil and gas exploration and production operations.

    Our environmental service business provides contractual oil spill response and other professional services to those who store, transport, produce or handle petroleum and certain non-petroleum oils, as required by the Oil Pollution Act of 1990, as amended, and various state regulations. Our environmental services include training, consulting and supervision for emergency preparedness, response and crisis management associated with oil or hazardous material spills, fires and natural disasters and maintaining specialized equipment for immediate deployment in response to spills and other events.

    We established our inland river business in 2000. Our inland river hopper barges service the agriculture and industrial sectors within the United States that are located along the Mississippi River and its tributaries. Operating revenues are primarily earned from voyage affreightments under which customers are charged an established rate per ton to transport cargo at a specific time from a point of origin to a destination. Revenues are also earned while cargo is stored aboard barges, when barges are chartered-out to third parties and by managing barges owned by others. Expenses primarily include towing, switching, fleeting and cleaning costs and non-voyage related operating expenses including such costs as repairs, insurance and depreciation.

                                    STRATEGY

    We pursue growth opportunities while balancing our exposure to the cyclical nature of the oil and gas exploration and production industry. We implement this strategy by:

    - diversifying geographically to enhance asset utilization and enable us to take advantage of cyclical market opportunities;

    - maintaining a balance between long-term charters, which enhance asset utilization, increase the predictability of cash flows and foster lasting customer relationships, and short-term charters, which provide us with flexibility to take advantage of improving market conditions and opportunities in different markets;

    - maintaining a diversified fleet of vessels that enables us to service a broad range of customer requirements; and

    - meeting our customers' needs through efficient use of existing vessels and logistical systems and through modifying and converting vessels for specialized services.

                                 RECENT EVENTS

    On August 7, 2002, the stockholders of Chiles Offshore Inc. ("Chiles"), our drilling rig affiliate, approved a merger with ENSCO International Incorporated ("ENSCO") and the merger was completed. Pursuant to the terms of the merger agreement, Chiles' stockholders received $5.25 and 0.6575 shares of ENSCO's common stock for each share of Chiles' common stock they owned at the time of the merger. We received $25,364,855 and 3,176,646 shares of ENSCO's common stock valued as $73,444,000 as of August 7, 2002. This will result in our recognition of an after-tax gain of approximately $12,500,000, or $0.58 per fully diluted share. We will account for our shares of ENSCO common stock as available-for-sale securities and will record changes in the market value each period as an adjustment to other comprehensive income.

                                    OFFICES

    Our principal executive offices are located at 11200 Richmond Avenue, Suite 400, Houston, Texas 77082, where our telephone number is (281) 899-4800.

                                  THE OFFERING

Notes.............................  $200 million aggregate principal amount of our       % Senior Notes
                                    due October 1, 2012.

Interest..........................  We will pay interest on the notes semiannually on April 1 and
                                    October 1, commencing on April 1, 2003. The notes will accrue
                                    interest at a rate of       % per annum.

Maturity Date.....................  October 1, 2012.

Ranking...........................  The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries and to all of our existing and future secured indebtedness, which would be effectively senior to the notes to the extent of the collateral securing that
                                    indebtedness. As of June 30, 2002, our subsidiaries had
                                    approximately $1.0 million of indebtedness outstanding. Also as of
                                    June 30, 2002, we had no secured indebtedness and our subsidiaries had less than $0.3 million of secured indebtedness.

Sinking Fund......................  None.

Optional Redemption...............  We may redeem the notes at any time at our option, in whole or from time to time in part, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, plus a make-whole premium relating to the
                                    then-prevailing Treasury Yield and the remaining life of the notes.
                                    See "Description of Notes--Optional Redemption."

Certain Covenants.................  The indenture relating to the notes will contain limitations on our ability to incur liens and engage in sale and leaseback
                                    transactions. These covenants are subject to certain important exceptions. See "Description of Notes--Certain Covenants."

Use of Proceeds...................  We intend, subject to market and other conditions, to redeem all of our $36.3 million outstanding 5 3/8% Convertible Subordinated Notes due 2006, and, to the extent that indebtedness is not converted into common stock, we will use up to approximately $37.2 million of the net proceeds of this offering to pay the redemption price. We will use the net proceeds not so applied for working capital and general corporate purposes, which may include repaying certain of our other indebtedness. See "Use of Proceeds."

Form..............................  The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust
                                    Company in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See
                                    "Description of Notes--Book-Entry System."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following summary consolidated financial information is derived from our consolidated financial statements as of and for the periods presented. The summary financial data below should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, each of which is incorporated by reference into the prospectus and this prospectus supplement.

                                                                                                                SIX MONTHS
                                                                                                                   ENDED
                                                            YEAR ENDED DECEMBER 31,                              JUNE 30,
                                         --------------------------------------------------------------   -----------------------
                                            1997         1998         1999         2000         2001         2001         2002
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                                                                (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
Operating revenue......................  $  346,948   $  385,791   $  289,425   $  339,941   $  434,790   $  205,628   $  201,313
Operating costs and expenses...........     232,330      260,273      242,812      292,189      342,855      166,100      171,324
Operating income.......................     114,618      125,518       46,613       47,752       91,935       39,528       29,989
Net income.............................     119,154      125,927       30,936       34,120       70,701       29,516       23,654
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents (1)..........  $  175,381   $  175,267   $  178,509   $  224,219   $  180,394   $  140,437   $  173,840
Marketable securities..................      33,020       40,325       18,196        4,997           --           --           --
Available-for-sale securities..........     127,420      154,378       54,809       77,184       22,371       53,650       23,261
Construction reserve funds (2).........      46,983       69,234       21,985       40,759       55,290       46,582       63,220
Total assets...........................   1,019,801    1,257,975    1,196,991    1,132,730    1,298,138    1,314,364    1,293,455
Total debt.............................     360,639      474,921      468,493      380,508      290,399      364,721      257,638
Stockholders' equity...................     474,014      542,782      508,130      552,552      743,698      706,984      784,127
OTHER FINANCIAL DATA:
EBITDA (3).............................  $  157,341   $  174,293   $   91,977   $   90,537   $  156,034   $   69,781   $   60,048
Interest expense.......................      14,168       22,798       22,330       27,450       21,998       10,995        7,797
Interest income........................      12,756       25,346       20,495       17,423       13,546        7,887        3,969
EBITDA/gross interest expense..........       11.1x         7.6x         4.1x         3.3x         7.1x         6.3x         7.7x
EBITDA/net interest expense............      111.4x         N.M.(4)      50.1x        9.0x        18.5x        22.5x        15.7x
Total debt-to-total capitalization
  (5)..................................        43.2%        46.7%        48.0%        40.8%        28.1%        34.0%        24.7%
Net debt-to-total capitalization
  (5)(6)...............................        (2.7%)        3.5%        20.0%         3.6%         3.1%        11.6%        (0.3%)
Ratio of earnings to fixed charges
  (7)..................................       11.8x         5.8x         2.3x         3.3x         5.4x         4.5x         4.3x

------------------------------

(1) Excludes construction reserve funds.

(2) Construction reserve funds are funded from our vessel sales and are deposited in a joint account with the U.S. Maritime Administration. These proceeds are intended to be used for the future construction of U.S.-flag offshore marine vessels for our use.

(3) As used in this prospectus supplement, "EBITDA" is operating income plus depreciation and amortization, amortization of deferred mobilization costs, which is included in marine operating expenses, minority interest in (income) loss of subsidiaries and equity in net earnings of 50% or less owned companies, before applicable income taxes. We believe the presentation of EBITDA is relevant and useful because it is a measurement used by lenders to measure our ability to service our debt and it is a measurement industry analysts use when evaluating our operating performance. Our management uses EBITDA, among other things, in evaluating the operating performance of our assets and to value potential acquisitions.

   EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles. EBITDA should not be considered in isolation from, or a substitute for, net income and other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of operating performance, liquidity or profitability. Our determination of EBITDA may not be comparable to the EBITDA measures reported by other companies.

(4) Not meaningful; interest income exceeded interest expense by $2,548.

(5) Total capitalization is the sum of total debt and stockholders' equity.

(6) Net debt means total debt, less cash and cash equivalents, marketable securities, available-for-sale securities and construction reserve funds.

(7) In computing the ratio of earnings to fixed charges, earnings is the result of adding pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and subtracting interest capitalized and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges represent interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and interest within rental expense. This calculation differs from historically reported ratios due to changes in the applicable SEC rules and regulations.

                       RISK FACTORS RELATING TO THE NOTES

    IN CONSIDERING WHETHER TO PURCHASE THE NOTES, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN BEFORE PURCHASING THE NOTES. YOU ALSO SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADINGS "FORWARD-LOOKING STATEMENTS" AND "QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK" IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 AND OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31 AND JUNE 30, 2002, EACH OF WHICH IS INCORPORATED BY REFERENCE INTO THE ACCOMPANYING PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT.

OUR FORMER INDEPENDENT PUBLIC AUDITORS, ARTHUR ANDERSEN LLP, HAVE BEEN FOUND
  GUILTY OF A FEDERAL OBSTRUCTION OF JUSTICE CHARGE, AND YOU MAY BE UNABLE TO EXERCISE EFFECTIVE REMEDIES AGAINST THEM IN ANY LEGAL ACTION.

    On June 15, 2002, a jury in Houston, Texas found our former independent public auditors, Arthur Andersen LLP, guilty of a federal obstruction of justice charge arising from the federal government's investigation of Enron Corp. In light of the jury verdict and the underlying events, Arthur Andersen ceased practicing before the SEC on August 31, 2002. A substantial number of Arthur Andersen's personnel have already left the firm, including the individuals responsible for auditing our audited financial statements included or incorporated by reference in this prospectus supplement, and a substantial number of remaining personnel are expected to do so in the near future. Given the uncertainty as to whether or not Arthur Andersen will survive, avoid a bankruptcy filing or be able to satisfy any judgments, you may be unable to exercise effective remedies against them in any legal action.

    Moreover, as a public company, we are required to file with the SEC financial statements audited or reviewed by independent public auditors. On
June 15, 2002, the SEC reaffirmed that it will continue to accept financial statements audited by Arthur Andersen on an interim basis if Arthur Andersen is able to make certain representations to its clients concerning audit quality controls. Arthur Andersen has made such representations to us. However, for the reasons noted above, Arthur Andersen may be unable to make these representations in the future or to provide other information or documents that we or the underwriters would customarily receive in connection with financings or with other transactions. As a result, it is possible that we may encounter delays, additional expense and other difficulties in future financings and in other transactions.

    Effective June 25, 2002, we dismissed Arthur Andersen as our independent auditors and engaged the firm of Ernst & Young LLP as our new independent auditors. This decision was approved by our audit committee.

YOUR RIGHT TO RECEIVE PAYMENT ON THE NOTES IS EFFECTIVELY JUNIOR TO THE
  INDEBTEDNESS OF OUR OPERATING SUBSIDIARIES AND TO ALL OF OUR SECURED INDEBTEDNESS.

    The notes will be our general unsecured obligations. The notes will not be guaranteed by our subsidiaries and will not be secured by any assets of such subsidiaries. Because we conduct our offshore marine operations through our operating subsidiaries, our ability to service our debt obligations, including our ability to pay the principal of and interest on the notes, is dependent upon the earnings and cash flows of our subsidiaries and their ability to make funds available to us for such purpose, whether in the form of intercompany loans, dividends or otherwise. As a consequence of our holding company structure, the notes are effectively subordinated in right of payment to the prior payment in full of all existing and future obligations and liabilities of our subsidiaries.

    Our subsidiaries are distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available to us, whether by dividends, interest, loans, advances or other payments. In addition, the payment of dividends and the making of loans, advances and other payments to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business and other considerations. Therefore, the claims of our subsidiaries' creditors will, in respect of the assets of such subsidiaries, have priority over the claims of our creditors, including holders of the notes. The indenture relating to the notes will not restrict or limit the ability of our subsidiaries to incur, assume or guarantee any indebtedness.

    In addition, the notes are effectively subordinated to all current and future claims of our secured creditors to the extent of the collateral securing those claims.

AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

    The notes will not be listed on a national securities exchange nor quoted on The Nasdaq Stock Market. We cannot assure you that an active trading market for the notes will develop. If a market does develop, we cannot provide assurances as to the liquidity or sustainability of that market, the ability of holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

THE TRADING PRICE OF THE NOTES MAY BE VOLATILE.

    The trading price of the notes could be subject to significant fluctuation in response to, among other factors, variations in our operating results, developments in the industries in which we do business, general economic conditions, changes in securities analysts' recommendations regarding our securities and changes in the market for debt securities generally. This volatility may adversely affect the market price of the notes.

                                USE OF PROCEEDS

    We estimate that the net proceeds from this offering will be approximately $198.5 million after deducting offering expenses. We intend, subject to market and other conditions, to redeem all of our $36.3 million outstanding 5 3/8% Convertible Subordinated Notes due 2006 and, to the extent that indebtedness is not converted into common stock, we will use up to approximately $37.2 million of the net proceeds of this offering to pay the redemption price. We will use the remaining net proceeds of this offering for working capital and general corporate purposes, which may include repaying certain of our other indebtedness.

                                 CAPITALIZATION

    The following table sets forth our consolidated capitalization at June 30, 2002:

    - on an actual basis; and

    - as adjusted to give effect to the issuance of the notes and the application of the net proceeds from their sale.

    This table should be read in conjunction with our Consolidated Financial Statements and the related notes, in each case incorporated by reference in the accompanying prospectus and this prospectus supplement.

                                                                      JUNE 30, 2002
                                                              -----------------------------
                                                               ACTUAL           AS ADJUSTED
                                                              ---------         -----------
                                                                     (IN THOUSANDS)
Cash and cash equivalents (1)...............................  $ 173,840          $ 294,235 (2)(3)
Available-for-sale securities...............................     23,261             23,261 (2)
Construction reserve funds (4)..............................     63,220             63,220
                                                              =========          =========
Current portion of long-term debt...........................  $     255          $     255
Long-term debt, less current portion:
  7.2% Senior Notes due 2009................................    147,500            147,500
    % Senior Notes due 2012 offered hereby..................         --            200,000
  5 3/8% Convertible Subordinated Notes due 2006............     46,319 (5)             --
  Other.....................................................     63,564 (6)         33,564
                                                              ---------          ---------
    Total debt, less current portion........................  $ 257,638          $ 381,319
Total stockholders' equity..................................    784,127            782,709 (7)
                                                              ---------          ---------
  Total capitalization......................................  $1,041,765         $1,164,028
                                                              =========          =========
Total debt-to-total capitalization..........................       24.7 %             32.8%
Net debt-to-total capitalization (8)........................       (0.3)%              0.1%

------------------------
(1) Excludes construction reserve funds.

(2) Excludes $25,364,855 million of cash and 3,176,646 shares of ENSCO's common stock, valued at $73,444,000 as of August 7, 2002, that we received upon completion of the Chiles-ENSCO merger on August 7, 2002.

(3) Assumes our 5 3/8% Convertible Subordinated Notes due 2006 are not converted into common stock but redeemed through the use of approximately
    $37.2 million of the net proceeds of this offering to pay the redemption price of 102.39% of the principal amount of that indebtedness.

(4) Construction reserve funds are funded from our vessel sales and are deposited in a joint account with the U.S. Maritime Administration. These proceeds are intended to be used for the future construction of U.S.-flag offshore marine vessels for our use.

(5) On July 31, 2002, we redeemed $10.0 million of our 5 3/8% Convertible Subordinated Notes due 2006 at a redemption price of 102.39% of principal amount of notes.

(6) On August 19, 2002, we repaid $30.0 million principal amount of borrowings under our $200.0 million senior revolving credit facility with Den norske Bank, ASA, as Administrative Agent for itself and other lenders named therein.

(7) Adjusted to reflect the writedown of capitalized debt issuance costs associated with the redemption of our 5 3/8% Convertible Subordinated Notes due 2006 and the repayment of our senior revolving credit facility.

(8) Net debt means total debt, less cash and cash equivalents, marketable securities, available-for-sale securities and construction reserve funds.

                              DESCRIPTION OF NOTES

    We will issue the notes under a supplemental indenture to be dated as of
September   , 2002 to the base indenture relating to our senior debt securities, dated as of January 10, 2001, between us and U.S. Bank National Association, as Trustee. The base indenture, together with the supplemental indenture, is referred to in this prospectus supplement as the "indenture." The following summarizes the material provisions of the notes and the indenture, as so supplemented. The following summary does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the base indenture was filed with the SEC as an exhibit to our Amendment No. 1 to our Registration Statement on Form S-3 filed on January 18, 2001 and the supplemental indenture and form of certificate evidencing the notes is available to you upon your request.

    As used in this "Description of Notes" section, the words "SEACOR," "we," "us" and "our" refer only to SEACOR SMIT Inc. and do not include any of our current or future subsidiaries.

GENERAL

    The notes are initially being offered in the principal amount of $200 million. We may, however, so long as no default under the indenture shall have occurred and is continuing, without the consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes being offered hereby. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions.

    The notes will be our senior unsecured obligations and will mature on
October 1, 2012. The notes will bear interest at a rate of   % per annum from
September   , 2002 and will be payable semiannually to holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, respectively, commencing April 1, 2003. We will pay interest on overdue principal at 1% per annum in excess of such rate, and we will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

    The notes will be redeemable at any time, at our option, in whole or from time to time in part, upon not less than 30 and not more than 60 days' notice as provided in the indenture, on any date prior to maturity at a price equal to 100% of the principal amount thereof plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date) plus a Make-Whole Premium, if any (the "Redemption Price"). In no event will the Redemption Price ever be less than 100% of the principal amount of the notes plus accrued interest to the redemption date.

    The amount of the Make-Whole Premium with respect to any note (or portion thereof) to be redeemed will be equal to the excess, if any, of:

        (1) the sum of the present values, calculated as of the redemption date, of:

           (a) each interest payment that, but for such redemption, would have been payable on the note (or portion thereof) being redeemed on each interest payment date occurring after the redemption date (excluding any accrued interest for the period prior to the redemption date); and

           (b) the principal amount that, but for such redemption, would have been payable at the final maturity of the note (or portion thereof) being redeemed; over

        (2) the principal amount of the note (or portion thereof) being redeemed.

    The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined
below) plus   basis points.

    The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by SEACOR; provided, however, that if SEACOR fails to make such appointment at least 45 business days prior to the redemption date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

    For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

    The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

    In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note, or if such note is in global form, the principal amount will be reduced by the principal amount being redeemed.

    The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

RANKING

    The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and will be senior in right of payments to all of our existing and future subordinated indebtedness. As of June 30, 2002, we had outstanding $177.5 million of senior indebtedness, consisting of approximately $30.0 million principal amount of borrowings under a $200.0 million senior revolving credit facility with Den norske Bank ASA, as Administrative Agent for itself and other lenders named therein, and $147.5 million principal amount of 7.2% Senior Notes due 2009, with which the notes offered by this prospectus supplement would rank equally. Subsequent to June 30, 2002, we repaid all amounts outstanding under the revolving credit facility.

    Substantially all of our operating income and cash flow is generated by our subsidiaries. As a result, funds necessary to meet our debt service obligations are provided in part by distributions or advances from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from our subsidiaries for the purpose of meeting our debt service obligations, including the payment of principal and interest on the notes. The claims of creditors of our subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of our creditors, including the holders of the notes. As of June 30, 2002, our subsidiaries had approximately $1.0 million of indebtedness outstanding. Also as of June 30, 2002, we had no secured indebtedness and our subsidiaries had less than $0.3 million of secured indebtedness.

SAME-DAY PAYMENT

    The indenture requires payments in respect of notes (including principal, premium and interest) to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

CERTAIN COVENANTS

    The indenture does not limit the amount of indebtedness or other obligations that may be incurred by us and our subsidiaries and does not contain provisions which would give holders of the notes the right to require us to repurchase their notes in the event of a decline in the credit rating of our debt securities. The indenture contains covenants including, among others, the following:

    LIMITATION ON LIENS. We will not, and will not permit any of our Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind, except for Permitted Liens, upon any Principal Property or any shares of stock or indebtedness of any Subsidiary that owns or leases any Principal Property (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, except for Permitted Liens. This covenant is subject to the provisions described under the caption "Exempted Indebtedness" below.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Neither we nor any Subsidiary will enter into any Sale and Leaseback Transaction with respect to any Principal Property unless either:

        (i) we or such Subsidiary would be entitled, pursuant to the provisions of the indenture, to incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the notes; or

        (ii) within 180 days after the effective date of such transaction, we apply to the voluntary retirement of our Funded Indebtedness an amount equal to the Value of such transaction.

"Value" for these purposes is defined as the greater of the net proceeds of the sale of the property leased in such transaction and the fair value, in the opinion of our Board of Directors, of the leased property at the time such transaction was entered into. "Funded Indebtedness" for these purposes is defined as Indebtedness (including the notes) maturing by the terms thereof more than one year after the original creation thereof. This covenant is subject to the provisions described under the caption "Exempted Indebtedness" below.

    EXEMPTED INDEBTEDNESS. Notwithstanding the foregoing limitations on Liens and Sale and Leaseback Transactions, we and our Subsidiaries may issue, assume, or guarantee Indebtedness secured by a Lien without securing the notes, or may enter into Sale and Leaseback Transactions without retiring Funded Indebtedness, or enter into a combination of such transactions, if the sum of the principal amount of all such Indebtedness and the aggregate value of all such Sale and Leaseback

Transactions does not at any time exceed 15% of our Consolidated Net Tangible Assets, together with our consolidated Subsidiaries, as shown in the audited consolidated balance sheet contained in the latest annual report to our stockholders.

    MERGER AND CONSOLIDATION. Without the consent of the holders of any of the outstanding notes, we may consolidate with or merge into any other Person or convey, transfer or lease our properties and assets substantially as an entirety to any Person or may permit any Person to consolidate with or merge into, or transfer or lease its properties substantially as an entirety to, SEACOR; provided, however, that:

        (i) the successor, transferee or lessee is organized under the laws of any United States jurisdiction;

        (ii) the successor, transferee or lessee, if other than SEACOR, expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the Trustee;

        (iii) after giving effect to the transaction, no Default shall have occurred and be continuing; and

        (iv) certain other conditions are met.

    Under any consolidation by us with, or merger by us into, any other Person or any conveyance, transfer or lease of our properties and assets substantially as an entirety as described in the preceding paragraph, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, SEACOR under the indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under the indenture and the notes.

EVENTS OF DEFAULT

    An Event of Default is defined in the indenture to be:

        (i) a default in the payment of any interest upon any of the notes for 30 days or more after such payment is due;

        (ii) a default in the payment of the principal of and premium, if any, on any of the notes when due;

        (iii) a default by us in the performance, or breach, of any of our other covenants in the indenture which will not have been remedied by the end of a period of 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes;

        (iv) a failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us or a Subsidiary in excess of $25.0 million principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of 10 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes; or

        (v) certain events of bankruptcy, insolvency or reorganization.

    If an Event of Default (other than of a type referred to in clause (v) of the preceding paragraph) shall have occurred and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of all notes to be immediately due and payable. Such declaration may be rescinded by the holders of a majority of the aggregate principal amount of notes then outstanding if certain conditions are satisfied. If an Event of Default of the type referred to in clause (v) of the preceding paragraph shall have occurred, the principal amount of the outstanding notes shall automatically become immediately due and payable.

    The holders of not less than a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee; provided, however, that such direction is not in conflict with any rule of law or with the indenture. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

    The indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of the holders of notes.

    No holder of any note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding notes also shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

    The indenture requires us to file annually with the Trustee a certificate, executed by a designated officer, stating to the best of his knowledge that we are not in default under certain covenants under the Indenture or if he has knowledge that we are in such default, specifying such default.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things:

        (i) reduce the amount of notes whose holders must consent to an amendment;

        (ii) reduce the rate of or extend the time for payment of interest on any note;

        (iii) reduce the principal of or extend the Stated Maturity of any note;

        (iv) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "--Optional Redemption" above;

        (v) make any note payable in money other than that stated in the note;

        (vi) impair the right of such holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

        (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Without the consent of any holder of the notes, we and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of our obligations under the indenture, to add guarantees with respect to the notes, to secure the notes, to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us, to make any change that does not adversely affect the rights of any holder of the notes or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

    The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the indenture becomes effective, we are required to deliver, or cause the Trustee to deliver, to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

    The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

    We may terminate all of our obligations under the notes and the indenture at any time ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. We may terminate our obligations under the covenants described under "--Certain Covenants" (other than the covenant described under "--Certain Covenants--Merger and Consolidation"), the operation of the cross acceleration provision and the bankruptcy provisions with respect to Significant Subsidiaries described under "--Events of Default" above and the limitations contained in clauses (iii) and
(iv) under "--Certain Covenants--Merger and Consolidation" above at any time ("covenant defeasance").

    We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (iii), (iv) or (v) under "--Events of Default" above or because of our failure to comply with clause (iii) or (iv) under "--Certain Covenants--Merger and Consolidation" above.

    In order to exercise either defeasance option, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

    U.S. Bank National Association is the Trustee under the indenture and has been appointed by us as Registrar and Paying Agent with regard to the notes.

    The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

GOVERNING LAW

    The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SYSTEM

    The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of DTC in New York. DTC or its nominee will be the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global securities or the indenture. We and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

EXCHANGE OF GLOBAL SECURITIES

    The notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

    - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

    - we decide to discontinue use of the system of book-entry transfer through DTC or any successor depositary; or

    - a default under the indenture occurs and is continuing.

    DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" for registered participants, and it facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the agent, banks, trust companies, clearing corporation and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTAIN DEFINITIONS

    "Board of Directors" means our Board of Directors or any committee thereof duly authorized to act on behalf of such Board.

    "business day" means each day which is not a legal holiday.

    "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting:

        (i) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined); and

        (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of us and our consolidated Subsidiaries and determined in accordance with GAAP.

    "Consolidated Net Worth" means the excess of assets over liabilities of us and our consolidated Subsidiaries, plus Minority Interests, as determined from time to time in accordance with GAAP.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

        (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

        (ii) statements and pronouncements of the Financial Accounting Standards Board;

        (iii) such other statements by such other entity as approved by a significant segment of the accounting profession; and

        (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

    "holder" means the Person in whose name a note is registered on the Registrar's books.

    "Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication:

        (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, bond, debenture or similar instrument or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property;

        (ii) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

        (iii) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction other than entered into in the ordinary course of business;

        (iv) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such indebtedness is assumed by such Person or is not otherwise such

    Person's legal liability; provided that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such indebtedness secured by such Lien or the fair market value of the assets of the property securing such Lien;

        (v) all indebtedness of others (including all interest and dividends on any Indebtedness or Preferred Stock of any other Person for the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and

        (vi) obligations in respect of Currency Agreements and Interest Rate Agreements.

    "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party or property leased to us or any of our Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

    "Minority Interest" means any shares of stock of any class of a Subsidiary that are not owned by us or a Subsidiary.

    "Permitted Liens" means, with respect to any Person:

        (i) Liens existing on the Issue Date;

        (ii) Liens on Property or assets of, or any shares of stock of or secured debt of, any Person existing at the time such Person becomes our Subsidiary or at the time such Person is merged into us or any of our Subsidiaries or such Property or assets are acquired by us or any of our Subsidiaries;

        (iii) Liens in favor of us or any of our Subsidiaries;

        (iv) Liens in favor of governmental bodies to secure progress or advance payments;

        (v) Liens securing industrial revenue or pollution control bonds;

        (vi) Liens on Property to secure Indebtedness incurred for the purpose of (a) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within 180 days after, the acquisition of such Property or (b) financing all or any part of the cost of construction, improvement, development or expansion of any such Property;

        (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made therefor;

        (viii) Liens on current assets of Subsidiaries securing Indebtedness of such Subsidiaries; and

        (ix) any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an "existing Lien") enumerated in clauses (i) through
    (viii) above; provided, however, that (A) the Lien may not extend beyond
    (1) the Property or Indebtedness subject to the existing Lien and

    (2) improvements and construction on such Property and (B) the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

    "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

    "Principal Property" means any Property owned or leased by us or any of our Subsidiaries, the gross book value of which exceeds one percent of Consolidated Net Worth.

    "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

    "Sale and Leaseback Transaction" means any arrangement with any Person pursuant to which we or any Subsidiary lease any Principal Property that has been or is to be sold or transferred by us or the Subsidiary to such Person, other than:

        (i) temporary leases for a term, including renewals at the option of the lessee, of not more than five years;

        (ii) leases between us and a Subsidiary or between Subsidiaries;

        (iii) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property; and

        (iv) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

    "SEC" means the Securities and Exchange Commission.

    "Significant Subsidiary" means any Subsidiary that would be our "Significant Subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Stated Maturity," when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

    "Subsidiary" of any Person means:

        (i) any Person of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Subsidiaries of that Person or a combination thereof; and

        (ii) any partnership, joint venture or other Person in which such Person or one or more of the Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATIONAL PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE AND SHOULD NOT BE CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

    The following general discussion is a summary of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes by holders thereof, based upon current provisions of the Code, existing and proposed Treasury regulations promulgated thereunder ("Treasury Regulations"), rulings, pronouncements, judicial decisions, and administrative interpretations, all of which are subject to change (possibly on a retroactive basis) at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could affect adversely a holder of the notes. No assurances are provided that the Internal Revenue Service (the "IRS") will not challenge the conclusions stated below, and no ruling from the IRS has been or will be sought on any of the matters discussed below.

    The following summary does not purport to be a complete analysis of all the potential U. S. federal income tax effects relating to the purchase, ownership and disposition of the notes. Without limiting the generality of the foregoing, the summary does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities, insurance companies, financial institutions, thrifts, tax-exempt entities, persons who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment, investors in securities that elect to use a market-to-market method of accounting for their securities holdings, or investors in pass through entities. In addition, the summary is limited to holders who are the initial purchasers of the notes at their original issue price within the meaning of Section 1273 of the Code, are the beneficial owners of the notes, and hold the notes as capital assets within the meaning of
Section 1221 of the Code. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

U.S. HOLDERS

    The following discussion is limited to a holder of a note that is a "U.S. Holder." For purposes of this discussion, a "U.S. holder" is a beneficial owner of a note that for U.S. federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust
(A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

    TAXATION OF INTEREST. Any interest earned on a note held by a U.S. Holder generally is required to be included in the holder's gross income and is taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued, in accordance with the holder's regular method of tax accounting.

    SALE, EXCHANGE OR DISPOSITION. In the case of a sale or exchange (including a redemption) of a note, the holder will recognize gain or loss equal to the difference, if any, between the proceeds received and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note.

The holder's tax basis in the note generally will equal the amount the holder paid for the note increased by any accrued but unpaid interest that the holder previously included in income. The amount of any proceeds attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary income to the extent that the holder has not previously included the accrued interest in income.

    Any gain or loss recognized on the sale or exchange of the note will be treated as a capital gain or loss. Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers are subject to a lower tax rate on their long-term capital gains than those applicable to ordinary income. Taxpayers may be subject to certain limitations on the deductability of their capital losses.

    REDEMPTIONS. We have an option to redeem or repurchase all or a portion of the notes at any time prior to the maturity date. Under the applicable Treasury Regulations, we will be deemed to have exercised that option if the exercise of that option would lower the yield of the notes. We believe that we will not be treated as having exercised that option under these regulations.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. U.S. Holders of notes may be subject, under certain circumstances, to information reporting and backup withholding at a current rate of up to 30% on payments of interest, principal, gross proceeds from disposition of notes and premium, if any. Backup withholding applies only if the U.S. Holder:

    - fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request for such information;

    - furnishes an incorrect TIN;

    - fails to report interest properly; or

    - fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the U.S. Holder is not subject to backup withholding.

    Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

    We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of any "reportable payments" and the amount of tax withheld, if any, with respect to payments on the notes.

NON-U.S. HOLDERS

    The following summary is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not a U.S. Holder (a "Non-U.S. Holder").

    TAXATION OF INTEREST. Subject to the summary of backup withholding rules below, payments of interest on a note to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax if the holder:

    - is not an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

    - is not a controlled foreign corporation related (directly or indirectly) to us through stock ownership; or

    - is not a bank receiving interest described in Section 881 (c)(3)(A) of the Code;

    - is not receiving such interest payments as income effectively connected with the conduct by the Non- U.S. holder of a trade or business within the United States; and

    - certifies under penalties of perjury that it is not a U.S. person.

    The certification is provided to us or our paying agent on a properly completed IRS Form W-8BEN (or substitute IRS Form W-8BEN or the appropriate successor form) under penalties of perjury and provides the Non-U.S. Holder's name and address. Alternatively, in a case where a security clearing organization, bank or other financial institution holds the notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification requires that we or our paying agent receive from the financial institution a certification under penalties of perjury that a properly completed IRS Form W-8BEN (or substitute IRS
Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of such a form is furnished to the payor. Special rules apply to payments made through a qualified intermediary.

    A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the notes.

    If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if the Non-U.S. Holder is a corporation for U.S. federal income purposes, may be subject also to a 30% branch profits tax on the "dividend equivalent amount"). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with a properly completed IRS Form W-8ECI (or substitute IRS Form W-8ECI or the appropriate successor form).

    Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above. Non-U.S. holders who claimed the benefits of a treaty will be required to certify to their eligibility for treaty benefits on IRS
Form W-8BEN. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a TIN and to provide certain documentary evidence issued by foreign government authorities, to prove residence in the foreign country.

    SALE, EXCHANGE OR DISPOSITION. Subject to the summary of backup withholding rules below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax unless:

    - such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States;

    - the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied; or

    - the Non-U.S. Holder is subject to tax under provisions of the Code applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

    INFORMATION REPORTING AND BACKUP WITHHOLDING. We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    Treasury regulations provide that the backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge or reason to know that the Non-U.S. Holder is, in fact, a United States person or that the conditions of any other exemption are not, in fact, satisfied.

    The payment of the proceeds from the disposition of the notes to or through the United States office of any U.S. or foreign broker will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not back-up withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, provided that the required information is provided to the IRS.

    THE PRECEDING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN ADVISORS ON THE U.S. FEDERAL, STATE, AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THEIR PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES, AND ON THE CONSEQUENCES OF ANY CHANGES IN APPLICABLE LAW.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, Morgan Stanley & Co. Incorporated has agreed to purchase, and we have agreed to sell to Morgan Stanley & Co. Incorporated, the entire aggregate principal amount of notes.

    The underwriting agreement provides that the underwriter is obligated to purchase all of the notes if any are purchased.

    The underwriter proposes to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group
members at that price less a selling concession of    % of the principal amount
per note. The underwriter and selling group members may allow a discount of   %
of the principal amount per note on sales to other broker/dealers. After the initial public offering, the underwriter may change the public offering price and concession and discount to broker/dealers.

    The following table summarizes the compensation and estimated expenses we will pay.

                                                              PER NOTE       TOTAL
                                                              --------      --------
Underwriting Discounts and
Commissions paid by us......................................       %         $
Expenses payable by us......................................       %         $

    The notes are a new issue of securities with no established trading market. The underwriter intends to make a secondary market for the notes. However, it is not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. If a trading market develops, no assurance can be given as to how liquid that trading market for the notes will be.

    We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

    In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriter of notes in excess of the principal amount of the notes the underwriter is obligated to purchase, which creates a syndicate short position.

    - Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the underwriter to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

    It is expected that delivery of the notes will be made against payment therefor on the date specified on the cover page of this offering memorandum, which will be the sixth business day following the date of pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding five business days will be required by virtue of the fact that the notes initially will settle in five business days, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding five business days should consult their own advisor.

    In the ordinary course of business, Morgan Stanley & Co. Incorporated and its affiliates have provided and may in the future provide financial advisory, investment banking and general financing and banking services for us and our subsidiaries for customary fees.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

    By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

    - the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

    - where required by law, that the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION--ONTARIO PURCHASERS ONLY

    Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

    All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and the assets of such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgement obtained in Canadian courts against us or such persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the notes will be passed upon for SEACOR by Weil, Gotshal & Manges LLP, New York, New York. Legal matters regarding the notes will be passed upon for the underwriters by Vinson & Elkins L.L.P., New York, New York.

                                    EXPERTS

    Our consolidated financial statements and financial statement schedule as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in our Annual Report on Form 10-K filed on April 1, 2002, and incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Arthur Andersen LLP, independent public auditors, as stated in their reports with respect thereto which are incorporated herein by reference, and have been so incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                               CHANGE OF AUDITORS

    Effective June 25, 2002, we dismissed Arthur Andersen LLP as our independent auditors and engaged the firm of Ernst & Young LLP as our new independent auditors. This decision was approved by our audit committee.

PROSPECTUS

                                  $200,000,000

                                SEACOR SMIT INC.

                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                    WARRANTS

                               ------------------

    We may offer any combination of these securities at prices and on terms to be determined at or prior to the time of sale. In addition, various selling stockholders may offer and sell shares of common stock from time to time.

    We urge you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision. We will provide specific terms of these securities in supplements to this prospectus.

    Our common stock is traded on the New York Stock Exchange under the symbol "CKH." Unless we state otherwise in a prospectus supplement, we will not list any other of these securities on any securities exchange.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                THE DATE OF THIS PROSPECTUS IS JANUARY 22, 2001.

                               TABLE OF CONTENTS

                                          PAGE
                                        --------

ABOUT THIS PROSPECTUS.................         3

ABOUT SEACOR SMIT INC.................         3

WHERE YOU CAN FIND MORE INFORMATION...         3

INCORPORATION OF DOCUMENTS BY
  REFERENCE...........................         3

FORWARD-LOOKING STATEMENTS............         4

USE OF PROCEEDS.......................         4

RATIO OF EARNINGS TO FIXED CHARGES....         4


RISK FACTORS..........................         4
                                          PAGE
                                        --------

DESCRIPTION OF SECURITIES.............         5

DESCRIPTION OF CAPITAL STOCK..........         5

DESCRIPTION OF DEBT SECURITIES........         8

PLAN OF DISTRIBUTION..................        15

LEGAL MATTERS.........................        15

EXPERTS...............................        15

                            ------------------------

    We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

    No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offer contained in this prospectus and any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by SEACOR SMIT Inc. or any underwriters. This prospectus and any accompanying prospectus supplement do not constitute any offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $200 million. In addition, various selling stockholders may sell shares of our common stock. This prospectus provides you with a general description of the securities we and the selling stockholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                             ABOUT SEACOR SMIT INC.

    We are a major provider of offshore marine services to the oil and gas exploration and production industry. We are also one of the leading providers of oil spill response services to owners of tank vessels and oil storage, processing and handling facilities, and own a substantial minority equity interest in a company that owns and operates mobile offshore jackup drilling rigs.

    Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" below and "Incorporation of Documents by Reference" below.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is traded on the New York Stock Exchange and you may inspect the reports, proxy statements and other information we file with the New York Stock Exchange at its offices located at 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC under Sections 13(a) or 14 of the Securities Exchange Act of 1934 until the offering of the securities is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

    The following documents that we previously filed with the SEC are incorporated by reference:

       (1) our Annual Report on Form 10-K for the fiscal year ended
           December 31, 1999 (as amended on Form 10-K/A filed on April 6, 2000);

       (2) our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, filed on
           May 15, 2000, August 14, 2000 and November 14, 2000, respectively;

       (3) our Current Reports on Form 8-K filed on June 16, 2000 and January 18, 2001; and

       (4) the description of our common stock contained in our registration statements on Form 8-A filed on November 30, 1992 and October 9, 1996, including any amendment or report filed for the purposes of updating such description.

    We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference. You should direct any requests for documents to SEACOR SMIT Inc., 1370 Avenue of the Americas, 25th Floor, New York, New York 10019, Attention: Corporate Secretary.

                           FORWARD-LOOKING STATEMENTS

    Certain statements contained or incorporated by reference in this prospectus, including without limitation, statements containing the words "believes," "anticipates," "hopes," "intends," "expects," "will," "plans," and other similar words may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in the section entitled "Risk Factors," that may cause our actual results to differ materially from expectations. Given these uncertainties, prospective investors are cautioned not to place undue reliance on those forward-looking statements. We disclaim any obligation to update or to publicly announce any updates or revisions to any of the forward-looking statements contained or incorporated by reference in this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying the statements.

                                USE OF PROCEEDS

    Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes. We will not receive any proceeds from the sale of shares of common stock by selling stockholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table shows our ratio of earnings to fixed charges for the nine months ended September 30, 2000 and for each of the five most recent fiscal years.

                                                                         FISCAL YEAR ENDED                     NINE MONTHS ENDED
                                                                            DECEMBER 31,                         SEPTEMBER 30,
                                                        ----------------------------------------------------   -----------------
                                                          1995       1996       1997       1998       1999           2000
                                                        --------   --------   --------   --------   --------   -----------------
Ratio of Earnings to Fixed Charges....................    3.3        9.9        11.8       5.8        2.3             3.1

In computing the ratio of earnings to fixed charges, earnings is the result of adding pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and subtracting interest capitalized and the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges represent interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and interest within rental expense. This calculation differs from historically reported ratios due to changes in the applicable SEC rules and regulations.

                                  RISK FACTORS

    The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in SEACOR SMIT and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption "Risk Factors" in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

                           DESCRIPTION OF SECURITIES

    This prospectus contains a summary of the common stock, preferred stock, debt securities, and warrants. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

    Any of the securities described herein and in a prospectus supplement may be issued separately or as part of a unit consisting of two or more securities, which may or may not be separable from one another.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock is 40 million shares of common stock, $0.01 par value, and 10 million shares of preferred stock, $0.01 par value. At
November 7, 2000, 16,995,400 shares of common stock and no shares of preferred stock were outstanding. In addition to the summary of our capital stock that follows, we encourage you to review our restated certificate of incorporation, as amended, and amended and restated bylaws, which we have filed with the SEC.

COMMON STOCK

    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a plurality of the shares of common stock entitled to vote in any election of directors may elect directors. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

    The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

PREFERRED STOCK

    We may issue preferred stock in one or more series with any rights and preferences that may be authorized by our board of directors. A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. They will include:

    - the title and stated value of the preferred stock;

    - the price or prices at which the preferred stock may be purchased;

    - the number of shares of the preferred stock offered, the liquidation preference per share, and the offering price of the preferred stock;

    - the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

    - whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

    - the procedures for an auction and remarketing, if any, for the preferred stock;

    - the provisions for a sinking fund, if any, for the preferred stock;

    - the voting rights of the preferred stock;

    - the provisions for redemption, if applicable, of the preferred stock;

    - the terms and conditions, if applicable, upon which the preferred stock will be convertible into shares of our common stock, including the conversion price, or the manner of calculating the conversion price and conversion period;

    - if appropriate, a discussion of United States federal income tax considerations applicable to the preferred stock;

    - all series of preferred stock rank on a parity with each other and rank senior to common stock with respect to payment of dividends and distributions of assets upon liquidation; and

    - any other specific terms, preferences, rights, limitations, or restrictions of the preferred stock.

    Holders of our preferred stock will have no preemptive rights.

WARRANTS

    We may issue warrants, including warrants to purchase common stock, preferred stock, debt securities, or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to warrants being offered.

    The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

    - the title of the warrants;

    - the aggregate number of the warrants;

    - the price or prices at which the warrants will be issued;

    - the currencies in which the price or prices of the warrants may be payable;

    - the designation, amount, and terms of the offered securities purchasable upon exercise of the warrants;

    - the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

    - if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

    - the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

    - the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

    - the minimum or maximum amount of the warrants which may be exercised at any one time;

    - information with respect to book entry procedures, if any;

    - a discussion of any federal income tax considerations; and

    - any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

    Certain provisions of our certificate of incorporation and bylaws, which we summarize in the following paragraphs, may be deemed to have an antitakeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    Our certificate of incorporation requires the affirmative vote of the holders of not less than 66 2/3% of the voting power of our outstanding shares to approve any merger, consolidation or similar business combination transaction in which we are not the surviving corporation or in which our shares are exchanged for or changed into other securities, cash or other property.

    Our certificate of incorporation provides that stockholders may take action by written consent, but only if the holders of at least 66 2/3% of the voting power of our outstanding shares so consent. Special meetings of stockholders may be called only by the chairman of the board of directors, the president or a majority of the board of directors.

    Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders or at a special meeting of stockholders, must provide timely notice of their proposals to the board of directors in writing. To be timely as to bringing business before an annual meeting of stockholders, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary of the previous year's annual meeting of stockholders (or, if there was no prior annual meeting, not less than 90 days before the second Tuesday in May of the current year). If the date of the annual meeting of stockholders has been changed to be more than 20 calendar days earlier than or 60 calendar days after such anniversary, for notice by the stockholder to be timely, we must receive such notice not later than the later of:

    - 90 days prior to the annual meeting of stockholders; and

    - the seventh day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first.

    To be timely as to nominating candidates for election as directors, a stockholder's notice must be delivered or mailed and received by our secretary not less than, with respect to an election at an annual meeting 90 days prior to the anniversary of the previous year's annual meeting or, if there was no prior annual meeting, not less than 90 days prior to the third Tuesday in October of the current year. With respect to an election at a special meeting of stockholders, our secretary must receive the stockholder's notice not less than the close of business on the fifth day following the date on which notice of the meeting is given to stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice both as to bringing business before an annual meeting of stockholders and as to nominating candidates for election as directors. These provisions could have the effect of delaying stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    Our certificate of incorporation and our by-laws require the affirmative vote of the holders of not less than 66 2/3% of the voting power of our outstanding shares to amend or adopt provisions inconsistent with several of the provisions described that may have an antitakeover effect.

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized by unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of SEACOR by means of a proxy contest, tender offer, merger or otherwise.

    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

    Our certificate of incorporation provides that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Because we have opted out in the manner permitted under Delaware law, the restrictions of this provision will not apply to us.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by applicable Delaware law, our certificate of incorporation includes a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to limited exceptions. In addition, our certificate of incorporation and bylaws will provide that we are required to indemnify our officers and directors under a variety of circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We will also obtain insurance in amounts commensurate with similar public companies covering our directors and officers from claims made in connection with their serving as our directors and officers. We believe that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers.

    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be granted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth some general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. For more information please refer to the applicable indenture. Capitalized terms used in this prospectus that are not defined will have the meanings given them in the applicable indenture.

    Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture, also referred to as the "senior trustee." Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture, also referred to as the "subordinated trustee." As used in this registration statement, the term "indentures" refers to both the senior indenture and the subordinated indenture, as applicable. Both indentures will be qualified under the Trust Indenture Act. As used in this registration statement, the term "debt trustee" refers to either the senior trustee or the subordinated trustee, as applicable.

    The following summaries of some material provisions of the senior debt securities, the subordinated debt securities, and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture and any supplemental indenture applicable to a particular series of debt securities, including the definitions in this registration statement of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture, as applicable, will be identical.

GENERAL

    Each prospectus supplement will describe the following terms relating to a series of debt securities:

    - the title and aggregate principal amount of the debt securities;

    - whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

    - any limit on the amount of debt securities that may be issued;

    - whether any of the debt securities will be issuable in whole or in part in temporary or permanent global form or in the form of book-entry securities;

    - the maturity date(s) of the debt securities;

    - the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue on the debt securities, the date(s) interest will be payable, and the regular record dates for interest payment dates or the method for determining the record date(s);

    - the place(s) where payments with respect to the debt securities shall be payable;

    - our right, if any, to defer payment of interest on the debt securities and the maximum length of any deferral period;

    - the date, if any, after which, and the price(s) at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

    - the date(s), if any, on which, and the price(s) at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and other related terms and provisions;

    - the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 (or the equivalent amount in foreign currency) and any integral multiple thereof;

    - any mandatory or optional sinking fund or similar provisions respecting the debt securities;

    - the currency or currency units in which payment of the principal of, premium, if any, and interest on the debt securities shall be payable;

    - whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

    - the terms pursuant to which the debt securities are subject to defeasance and satisfaction and discharge;

    - any addition to, or modification or deletion of, any event of default or any covenant specified in the applicable indenture with respect to the debt securities;

    - the terms and conditions, if any, pursuant to which the debt securities are secured; and

    - any other terms of the debt securities.

    The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero coupon debt security, that:

    - is issued at a price lower than the amount payable upon its stated maturity; and

    - provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

    United States federal income tax considerations applicable to debt securities sold at an original issue discount security will be described in the applicable prospectus supplement. In addition, United States federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement.

    Under the indentures, we will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless such reopening was restricted when the series was created, in an aggregate principal amount determined by us.

CONVERSION OR EXCHANGE RIGHTS

    The terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other of our securities will be detailed in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock or of our other securities to be received by the holders of such series of debt securities would be subject to adjustment.

GUARANTEES

    Any senior or subordinated debt securities may be guaranteed by one or more of our direct and indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates.

CONSOLIDATION, MERGER OR SALE

    Unless noted otherwise in a prospectus supplement, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

EVENTS OF DEFAULT UNDER THE INDENTURES

    The following are events of default under the indentures with respect to any series of debt securities issued:

    - failure to pay interest on the debt securities when due and such failure continues for 30 days and the time for payment has not been extended or deferred;

    - failure to pay the principal or premium of the debt securities, if any, when due;

    - failure to deposit any sinking fund payment, when due, for any debt security and in the case of the subordinated indenture, whether or not the deposit is prohibited by the subordination provisions;

    - failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, and such failure continues for 60 days after we receive notice from the debt trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

    - if the debt securities are convertible into shares of our common stock or other of our securities, failure by us to deliver common stock or the other securities when the holder or holders of the debt securities elect to convert the debt securities into shares of our common stock or other of our securities; and

    - particular events of bankruptcy, insolvency or reorganization.

    The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

    If an event of default with respect to debt securities of any series occurs and is continuing, the debt trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us and to the debt trustee if notice is given by such holders, may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately.

    The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest on the debt securities. Any such waiver shall cure such default or event of default.

    Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debt trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debt trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee, with respect to the debt securities of that series, provided that:

    - it is not in conflict with any law or the applicable indenture;

    - the debt trustee may take any other action deemed proper by it that is not inconsistent with such direction; and

    - subject to its duties under the Trust Indenture Act, the debt trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

    A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

    - the holder has given written notice to the debt trustee of a continuing event of default with respect to that series;

    - the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debt trustee to institute such proceedings as trustee; and

    - the debt trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after such notice, request, and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on the debt securities.

    We will periodically file statements with the debt trustee regarding our compliance with all of the conditions and covenants in the indentures.

MODIFICATION OF INDENTURE

    We and the debt trustee may change an indenture without the consent of any holders with respect to specific matters, including:

    - to cure any ambiguity, omission, defect or inconsistency in such indenture;

    - to provide for the assumption by a successor person of our obligations under such indenture;

    - to add guarantees, including subsidiary guarantees, with respect to debt securities or to release subsidiary guarantors from subsidiary guarantees as provided by the terms of an indenture or to secure debt securities;

    - to add to the covenants for the benefit of holders of debt securities or to surrender any right or power conferred upon us;

    - to change anything that does not materially adversely affect the interests of any holder of debt securities of any series; or

    - to comply with any requirement of the SEC in connection with the qualification of an indenture under the Trust Indenture Act.

    In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

    - change the fixed maturity of such series of debt securities;

    - reduce the principal amount, reduce the rate of, or extend the time of payment of interest, or any premium payable upon the redemption of any such debt securities;

    - reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

    - change the currency in which any debt security or any premium or interest is payable;

    - impair the right to enforce any payment on or with respect to any debt security;

    - adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such debt security (if applicable);

    - in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

    - if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

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    - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults;

    - reduce the requirements contained in the applicable indenture for quorum or voting;

    - change any of our obligations to maintain an office or agency in the places and for the purposes required by the indentures; or

    - modify any of the above provisions.

FORM, EXCHANGE AND TRANSFER

    The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 (or the equivalent amount in foreign currency) and any integral multiple thereof. The indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository we name and identify in a prospectus supplement with respect to such series.

    At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

    Subject to the terms of the indentures and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

    If the debt securities of any series are to be redeemed, we will not be required to:

    - issue, register the transfer of or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption and ending at the close of business on the day of such mailing; or

    - register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any such debt securities being redeemed in part.

INFORMATION CONCERNING THE DEBT TRUSTEE

    The debt trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically detailed in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt

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trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The debt trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name such debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for such interest.

    Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the debt trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

    All moneys paid by us to a paying agent or the debt trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

GOVERNING LAW

    The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York except for conflicts of laws provisions and to the extent that the Trust Indenture Act shall be applicable.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    Unless noted otherwise in a prospectus supplement, any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. Additionally, unless noted otherwise in a prospectus supplement, the subordinated indenture will not limit the amount of subordinated debt securities that we may issue, nor will it limit us from issuing any other secured or unsecured debt.

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                              PLAN OF DISTRIBUTION

    We and the selling stockholders may sell common stock, preferred stock, warrants, or any series of debt securities being offered hereby in one or more of the following ways at various times:

    - to underwriters for resale to the public or to institutional investors;

    - directly to institutional investors; or

    - through agents to the public or to institutional investors.

The prospectus supplements will detail the terms of the offering of the securities, including the name or names of any underwriters or agents, the purchase price of such securities, and the proceeds to us from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, the name or names of any selling stockholders, and any securities exchanges on which such securities may be listed.

    If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    Unless otherwise detailed in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to specific conditions precedent and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

    Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

    Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

                                 LEGAL MATTERS

    Legal matters relating to the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP.

                                    EXPERTS

    The financial statements and schedule incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (as amended on Form 10-K/A filed on April 6, 2000) have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, which are incorporated herein by reference, and have been so incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

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